EXHIBIT 99.1

News

For Immediate Release

4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902 Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES COMMENCEMENT OF TENDER OFFER

TO PURCHASE UP TO $250 MILLION OF STOCK AND

AUTHORIZATION FOR ADDITIONAL STOCK REPURCHASES

STAMFORD, CT, November 19, 2012 — Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, today announced that it has commenced a “modified Dutch Auction” tender offer to purchase up to $250 million of its common stock. The tender offer begins today.

In addition, Silgan announced today that its Board of Directors has authorized the repurchase of up to an additional $100 million of the Company’s common stock, resulting in an aggregate outstanding authorization for stock repurchases of $350.1 million, a portion of which will be utilized in the tender offer. This authorization is effective through December 31, 2014.

“This tender offer is yet another example of our strong commitment to delivering shareholder returns,” commented Bob Lewis, Executive Vice President and CFO. “Given the stable cash flow generation of our businesses, a relatively low debt leverage level and the potential changes in tax laws, we believe a return of capital in the form of a share repurchase is appropriate. This return of capital will bring our net debt leverage in line with our targeted range, while still allowing us to pursue other strategic initiatives,” concluded Mr. Lewis.

SILGAN HOLDINGS

November 19, 2012

Under the terms of the tender offer, Silgan stockholders will have the opportunity to tender some or all of their shares at a price within a range of $40.75 to $45.25 per share. Based on the number of shares tendered and the prices specified by the tendering stockholders, Silgan will determine the lowest per share price within the range that will enable it to buy $250 million in shares, or such lesser number of shares that are properly tendered. All shares accepted for payment will be purchased at the same price, regardless of whether a stockholder tendered such shares at a lower price within the range. At the minimum price of $40.75 per share, Silgan would repurchase a maximum of 6,134,969 shares, which represents approximately 8.9% of Silgan’s currently outstanding common stock. The high end of the price range for the tender offer represents approximately a 9.5% premium to the closing price per share of $41.34 for Silgan’s common stock on November 16, 2012. Silgan expects to fund this repurchase from available cash on hand.

The tender offer will be subject to various terms and conditions as will be described in the offer materials that will be publicly filed and distributed to stockholders shortly. Additional copies of the offer materials will also be available from the Information Agent, Georgeson Inc. The Dealer-Manager for the tender offer will be Citigroup.

None of Silgan’s management, its board of directors and executive officers, the information agent, the depositary or the dealer manager is making any recommendation to stockholders as to whether to tender or refrain from tendering their shares in the tender offer. Silgan’s directors and executive officers are entitled to participate in the tender offer on the same basis as all other stockholders, and certain of Silgan’s directors and executive officers may tender shares in the tender offer, subject to acceptance in the tender offer. Further, R. Philip Silver, Silgan’s co-founder and Non-Executive Co-Chairman of the board of directors, has informed Silgan that he currently does not intend to tender any shares of Silgan’s common stock owned beneficially or of record by him in the tender offer. D. Greg Horrigan, Silgan’s co-founder and Non-Executive Co-Chairman of the board of directors, has informed Silgan that he currently intends to tender in the offer such number of shares of Silgan’s common stock owned beneficially or of record by him, up to a maximum of 800,000 shares, with a goal that, assuming full subscription in the

SILGAN HOLDINGS

November 19, 2012

tender offer such that Silgan purchases shares for an aggregate purchase price of $250 million in the tender offer, would result in Mr. Horrigan maintaining approximately the same percentage of beneficial ownership interest in Silgan’s common stock that he has immediately prior to the consummation of the tender offer, subject to the effects of proration.

Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will tender their shares. Stockholders should consult their financial and tax advisors in making this decision.

This press release is for information purposes only, and is not an offer to purchase or the solicitation of an offer to sell any shares of Silgan’s common stock. The solicitation of offers to purchase shares of Silgan common stock will be made only pursuant to the tender offer documents, including an Offer to Purchase and related Letter of Transmittal that Silgan intends to distribute to stockholders and file with the Securities and Exchange Commission shortly.

SILGAN STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED OFFER DOCUMENTS) WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ON THE TENDER OFFER.

Holders of Silgan common stock will be able to obtain these documents as they become available free of charge at the Securities and Exchange Commission’s website at www.sec.gov, or at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room. In addition, holders of Silgan common stock will also be able to request copies of the Tender Offer Statement, the Offer to Purchase, related Letter of Transmittal and other filed tender offer documents free of charge by contacting Georgeson Inc., the Information Agent for the Offer, by telephone 1-866-296-5716 (toll-free), or in writing at the following address: c/o Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038.

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SILGAN HOLDINGS

November 19, 2012

Silgan Holdings is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $3.5 billion in 2011. Silgan operates 82 manufacturing facilities in North and South America, Europe and Asia. Silgan is a leading supplier of metal containers in North America and Europe, and a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products. In addition, Silgan is a leading supplier of plastic containers for food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2011 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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